Exhibit 99.1

For Release: 6:00 P.M. EST	Contacts: Julie S. Ryland
Thursday, December 9, 2010	205.326.8421

Energen Unit Buys Bone Spring Acreage in Permian Basin

Company Also Sees Potential Drilling Opportunities in Avalon Shale, Wolfcamp Trends

Conference Call Set for Friday, December 10, at 10:30 a.m. EST

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its oil and gas exploration and production company, Energen Resources Corporation, has purchased 40,000 acres in the Permian Basin from SandRidge Energy Inc. for $110 million plus standard closing adjustments.

Energen Corporation will hold a conference call to discuss its latest Permian Basin acquisition on Friday, December 10, 2010, at 10:30 a.m. EST.

The dial-in number is 888-818-6237 (reference Permian Acquisition Conference Call).

The call also may be accessed live at the Company’s Web site: www.energen.com.

Based on 320-acre spacing, the company has identified 62 net potential drilling locations in the 3rd Bone Spring play on 21,300 net acres in Loving, Reeves, Ward, and Winkler counties; this acreage is in the heart of the emerging Bone Spring play. Unproved Bone Spring reserves (net unrisked) are estimated to exceed 21 million barrels of oil equivalents (MMBOE); oil comprises 78 percent and natural gas the remaining 22 percent. The company expects to invest approximately $465 million to develop the Bone Spring potential in this acreage acquisition.

“This is an exciting purchase for us,” said James McManus, chairman and chief executive officer of Energen. “Not only does it provide additional acreage that we were seeking in order to expand our Bone Spring activity, it offers upside potential in the Avalon Shale and, possibly, in the Wolfcamp trend. The Permian Basin has long been Energen Resources’ second largest area of operation, and we have had a solid base of oil reserves for quite some time. This acquisition – our fourth in the Permian Basin in the last 18 months – further solidifies our prominence in this prolific, domestic oil-producing region.”

A horizontal drilling play targeting the 3rd Bone Spring Sands at a vertical depth of 10,500-11,500 feet, the typical Bone Spring well has estimated ultimate recovery of 400,000-500,000 BOE; Energen Resources estimates that drilling and completion costs are approximately $7.5 million per well.

Energen has drilled 8 Bone Spring wells to-date in Ward and Winkler counties and participated in another 23 wells on its existing Bone Spring acreage (18,300 net acres; 12,300 net undeveloped acres) in the Permian Basin, and the company has previously announced plans to drill another 5 net wells in 2011. This acquisition brings Energen Resources’ total acreage position in the 3rd Bone Spring play to more than 33,000 net undeveloped acres and approximately 100 net drilling locations.

Energen Resources also believes the entire 40,000 acres is prospective for the Avalon shale and, possibly, the Wolfcamp trend. The company plans to drill at least one Avalon well in 2011; if successful, Energen’s new acreage position offers some 125 potential Avalon shale locations (320-acre spacing). Together with existing acreage, this acquisition brings the company’s total Avalon potential to more than 60,000 net undeveloped acres and more than 180 drilling locations.

SUMMARY OF NET UNDEVELOPED ACRES AND DRILLING LOCATIONS

	3rd Bone Spring	Avalon Shale
Acquisition Net Acres – Undeveloped	21,300	40,000
Existing Net Acres – Undeveloped	12,300	22,500
Acquisition Potential Drilling Locations†	62	125
Existing Potential Drilling Locations†	38	55

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has more than 3.5 trillion cubic feet equivalent of proved, probable, and possible reserves in the San Juan, Permian, and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.